                                                                     Exhibit (i)


                                   Law Offices
                           DRINKER BIDDLE & REATH LLP
                                One Logan Square
                              18th & Cherry Streets
                           Philadelphia, PA 19103-6996
                            Telephone: (215) 988-2700
                               Fax: (215) 988-2757


                               September 28, 1999



M.S.D. & T. Funds, Inc
Two Hopkins Plaza
Baltimore, Maryland 21201

         Re:  M.S.D. & T. Funds, Inc. - Shares of Common Stock
              ------------------------------------------------


Ladies and Gentlemen:

         We have acted as counsel to M.S.D. & T. Funds, Inc., a Maryland corporation (the "Company"), in connection with the registration by the Company of its shares of common stock, par value $.001 per share, under the Securities Act of 1933, as amended.

         The Articles of Incorporation of the Company authorize the issuance of ten billion (10,000,000,000) shares of common stock. The Board of Directors of the Company has the power to classify or reclassify any authorized shares of common stock into one or more classes of shares and to divide and classify shares of any class into one or more series of such class. Pursuant to such authority, the Board of Directors (i) has previously classified eight billion two hundred million (8,200,000,000) of such authorized shares into fifteen classes (the "Classes"), each Class representing interests in a separate portfolio of investments (the "Funds"), and (ii) has classified two Classes of shares (Class E and Class F) into two series of shares, known as Institutional Shares and AFBA Five Star Shares (the "Series"). The Classes and Series are referred to herein as the "Shares". The Board has previously authorized the issuance of Shares to the public. Currently, the Company is authorized to issue Shares of the following Classes and Series:
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M.S.D. & T. Funds, Inc.
September 28, 1999
Page 2

Fund                                                        Authorized Shares
----                                                        -----------------

Prime Money Market (Class A)..........................            700,000,000
Government Money Market (Class B).....................            700,000,000
Tax-Exempt Money Market (Class C).....................            600,000,000
Tax-Exempt Money Market (Trust) (Class D).............            600,000,000
Growth & Income (Class E).............................
         Institutional Shares.........................            500,000,000
         AFBA Five Star Shares........................            500,000,000
Limited Maturity Bond (Class F)
         Institutional Shares.........................            500,000,000
         AFBA Five Star Shares........................            500,000,000
Maryland Tax-Exempt Bond (Class G)....................            400,000,000
International Equity (Class H)........................            400,000,000
International Bond (Class I)..........................            400,000,000
Diversified Real Estate (Class J).....................            400,000,000
National Tax-Exempt Bond (Class K)....................            400,000,000
Total Return Bond (Class L)...........................            400,000,000
Equity Growth (Class M)...............................            400,000,000
Equity Income (Class N)...............................            400,000,000
Intermediate Tax-Exempt Bond (Class O)................            400,000,000
Unclassified Shares...................................          1,800,000,000
                                                               --------------
         Total........................................         10,000,000,000


         We have reviewed the Company's Articles of Incorporation, as supplemented (the "Articles of Incorporation"), its Bylaws, as amended (the "Bylaws"), resolutions of its Board of Directors and shareholders, and such other legal and factual matters as we have deemed appropriate.

         This opinion is based exclusively on the Maryland General Corporation Law and the federal law of the United States of America.

         We have also assumed the following for this opinion:

         1. The Shares have been, and will continue to be, issued in accordance with the Company's Articles of Incorporation and Bylaws and resolutions of the Company's Board of Directors and shareholders relating to the creation, authorization and issuance of the Shares.

         2. The Shares have been, or will be, issued against consideration therefor as described in the Company's prospectuses relating thereto, and such consideration was, or will have been, in each case at least equal to the applicable net asset value and the applicable par value.
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M.S.D. & T. Funds, Inc.
September 28, 1999
Page 3

         3. The number of outstanding Shares has not and will not exceed the number of Shares authorized for the particular Class or Series.

         On the basis of the foregoing, it is our opinion that (i) the Shares outstanding on the date hereof have been validly and legally issued and are fully paid and non-assessable by the Company and (ii) any Shares issued and sold after the date hereof will be validly and legally issued, fully paid and non-assessable by the Company.

         We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 24 to the Company's Registration Statement on Form N-1A.


                                        Very truly yours,



                                        /s/ Drinker Biddle & Reath LLP
                                        ----------------------------------------
                                        DRINKER BIDDLE & REATH LLP